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                                                                    Exhibit 99.1

GBA News
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October 12, 2006                                 FOR FURTHER INFORMATION
                                                 Hank Parry/Media;
                                                 Al Waddill/Investor Information
                                                 Groen Brothers Aviation, Inc.
                                                 801/973-0177

                       GROEN BROTHERS AVIATION REGRETFULLY
                   ANNOUNCES THE PASSING OF CHAIRMAN JAY GROEN

                  SALT LAKE CITY - October 12, 2006 - Groen Brothers Aviation, Inc. (OTC:BB GNBA) announced today the passing of Chairman Jay Groen on Monday morning, October 9, at his home in Washington DC. Jay had been battling cancer for almost two years, a challenge he faced with his characteristic directness, determination, and humor. Jay and his brother David, President & CEO, co-founded GBA in 1986 to develop modern autorotative aircraft. Jay Groen was deeply committed to the company's success and was instrumental in initiating important contacts in governmental and aerospace industry sectors. GBA was recently awarded a major research contract by the US Department of Defense to advance their rotor-wing technology. "Jay's passing leaves a void within us all, but at the same time furthers our resolve to succeed in this endeavor to celebrate his dedication, devotion and persistence" said David Groen.

         Jay served in the US Air Force and spent a year at Yale University learning Chinese to be a linguist for his two-year term in Vietnam. Jay received a BS in economics from the University of Utah and an MS in economics from Virginia Tech. After earning his degrees, he worked for 10 years as an expert on the Chinese economy with the CIA. He left the government to become an entrepreneur in several endeavors. In the early 1980s, Jay and David were partners in Seagull Recycling. They also collaborated on the bestselling novel "Huey" about a helicopter pilot's experiences in Vietnam.

         GBA has also announced today that on October 3, Robin H.H. Wilson was appointed to the Company's board of directors. Mr. Wilson is Executive Vice President and Head of Business Development and a member of the board of directors of Groen Brothers Aviation USA, Inc. (GBA-USA), the Company's operating subsidiary. Groen Brothers Aviation, Inc.'s (GBA) Board of Directors oversee all Company operations, including its contract with the US Department of Defense DARPA (Defense Advanced Research Projects Agency) to design a proof of concept high speed, long range, vertical takeoff and landing (VTOL) aircraft for use in Combat Search and Rescue roles. GBA-USA also is doing business as (d.b.a.) American Autogyro for all of its SparrowHawk Gyroplane operations.

         "Groen Brothers Aviation benefits greatly from Robin's leadership and management wisdom gained during 40 years of executive management experience in the transportation industry" said David Groen. Mr. Wilson, prior to joining the Company, was a partner and board member of the aviation consulting firm, SH&E Inc. Previously he had been Vice Chairman and Chief Operations Officer of TWA, Chief Technical Officer of Guinness Peat Aviation, President of Burlington Air Express, President of Western Airlines and President of the Long Island Rail


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Road. As Senior Vice  President of TWA, he had earlier served as a member of the
Aeronautics and Space Engineering Board of the National Research Council. He holds an MBA, summa cum laude, from Harvard and an MA in Mechanical Sciences from Cambridge University.

About Groen Brothers Aviation, Inc.
         Groen Brothers Aviation, Inc. (GBA) has been developing gyroplane technology since 1986 and is recognized as the world's leading authority on autorotative flight. GBA developed the world's first commercially viable modern gyroplane - the first "autogiro" to utilize a jet engine - the Hawk 4 Gyroplane powered by a Rolls-Royce gas turbine engine. The Hawk 4 was used extensively for security aerial patrol missions during the 2002 Winter Olympics in Salt Lake City.

         Through its American Autogyro division, the GBA has also developed and is selling a smaller kit gyroplane, the two seat "SparrowHawk II," and is offering this aircraft as a safe, extremely economical Airborne Patrol Vehicle
(APV) for law enforcement and other government applications. GBA is also developing a production two-seat gyroplane for both the "Airborne Law Enforcement" and the "Light Sport Aircraft" (LSA) markets. The Company continues to develop an international and nationwide dealership network for the sale of these products.

         GBA announced in October, 2005 that the US Defense Advanced Research Projects Agency (DARPA) selected a GBA-led team to design a proof of concept high speed, long range, vertical takeoff and landing (VTOL) aircraft designed for use in Combat Search and Rescue roles. Phase one of this potentially multi-year $40 million four phase program, began with a fifteen month $6.4 million award to develop the preliminary design and perform key technology demonstrations. This modern rotorcraft, named by DARPA as the "Heliplane" is designed to exploit GBA's gyrodyne technology, offering the VTOL capability of a helicopter, the fast forward flight of an airplane, and the safety, simplicity and reliability of a GBA gyroplane. This aircraft type could be the next generation rotor wing aircraft, meeting economy and performance goals not considered achievable by any other type of VTOL aircraft. In August, 2006, GBA announced that DARPA had passed GBA's submission for the third Milestone of its phase one contract.

         Further  information  about the Company,  its products,  and individual
members  of  the  GBA  Team  is  available  on  the   Company's   web  site  at:
www.groenbros.com.












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          Safe Harbor Statement/Forward-Looking Information Disclaimer

Certain statements in this news release by Groen Brothers Aviation are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking information is subject to risk and uncertainty. Certain statements in this Press Release may contain forward looking information that involves risk and uncertainty, including but not limited to, the Company's ability to fund ongoing operations and to complete its obligations under the government contract and its other ongoing commitments. Future results and trends depend on a variety of factors, including the Company's successful execution of internal performance plans; product development and performance; risks associated with regulatory certifications of the Company's commercial aircraft by U.S. and foreign governments; government bid and funding availability uncertainty; other regulatory uncertainties; performance issues with key suppliers and subcontractors; governmental export and import policies; and the ability to adequately finance operations including meeting its debt obligations, fund manufacturing and delivery of products.























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